MARK THIERER APPOINTED CHAIRMAN OF THE BOARD AT
SXC HEALTH SOLUTIONS

Lisle, Illinois, March 11, 2011 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), a leading provider of technology and pharmacy benefit management (PBM) services, announces that Mark Thierer, SXC's President and CEO, has been appointed Chairman of the Board of the Company. Mr. Thierer was previously a director at SXC and replaces Terrence Burke, who will remain a director until his retirement later in 2011. Steve Cosler, currently Chair of the Board's Compensation Committee and Nominating Committee has been appointed SXC's Lead Independent Director.

“On behalf of the Board and management at SXC, I'd like to thank Terry for over 10 years of leadership and support as a director of SXC,” said Mr. Thierer. “During the past several years we have made significant strategic moves to establish SXC as the industry's leading middle-market PBM and we are well positioned to maintain our momentum and continue along our aggressive growth trajectory. Terry's advice, counsel and mentorship have been invaluable to me and to the Company overall. His influence will be felt for a long time to come. We wish Terry the very best in his future endeavors.”

Commenting on Mr. Cosler's appointment to the role of Lead Independent Director, Mr. Thierer stated, “Steve has extensive industry experience and is highly qualified to assume this new role. I look forward to working closely with him and the full Board.”

Mr. Cosler has been a director at SXC since July 2007 and has more than 30 years experience in pharmacy services and information technology. Currently Mr. Cosler is an Operating Partner at Water Street Healthcare Partners (“Water Street”), a Chicago-based private-equity firm focused exclusively on the healthcare industry. Prior to joining Water Street, Mr. Cosler was President and CEO of Priority Healthcare Corporation, a publicly held specialty pharmacy and distributor generating $2.2 billion in annual revenue that was acquired by Express Scripts in October 2005.

About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefits management (PBM) services and Health Care Information Technology (HCIT) solutions to the healthcare benefits management industry. The Company's product offerings and solutions combine a wide range of PBM services and software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as health plans, employers, federal, provincial, and, state and local governments, pharmacy benefit managers, retail pharmacy chains and other healthcare intermediaries. SXC is headquartered in Lisle, Illinois with multiple locations in the US and Canada.

For more information please visit www.sxc.com.

For more information, please contact:

Tony Perkins	Susan Noonan	Dave Mason
Investor Relations	Investor Relations - U.S.	Investor Relations - Canada
SXC Health Solutions Corp.	S.A. Noonan Communications	The Equicom Group Inc.
(630) 577-4871	(212) 966-3650	(416) 815-0700 ext. 237
Tony.Perkins@sxc.com	susan@sanoonan.com	dmason@equicomgroup.com